 HOME EQUITY ASSET TRUST 2007-2

HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/7/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,639

Total Outstanding Loan Balance ($): 374,441,960

Total Expected Collateral. Balance ($): 1,200,000,100

Total Expected Collateral Balance - Selection ($): 382,916,613

Average Loan Current Balance:($): 228,458

Weighted Average Original LTV (%) *: 80.1

Weighted Average Coupon (%): 7.58

Arm Weighted Average Coupon (%): 7.57

Fixed Weighted Average Coupon (%): 7.69

Weighted Average Margin (%): 5.49

Weighted Average FICO (Non-Zero): 653

Weighted Average Age (Months): 3

% First Liens: 100.0

% Second Liens: 0.0

%Arms: 90.3

% Fixed: 9.7

% Interest Only: 24.4

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 -.6.00	16	4,991,159	1.3	5.87	80.0	692
6:01 - 6.50	70	20,098,894	5.4	6.34	79.9	661
6:51 -7.00	248	67,503,133	18.0	6.83	79.7	661
7.01 -7.50	381	91,776,982	24.5	7.29	79.9	650
7.51 - 8.00	438.	95,675,981	25.6	7.76	80.0	654
8.01 -8.50	255	53,773,732	14.4	8.24	80.4	655
8:51 9.00	142	27,914,776	7.5	8.74	80.6	647
9.01 -9.50	46	7,760,817	2.1	9.25	82.5	636
9.51 - 10.00	20	2,200,562	0.6	9.78	84.8	578
10.01 - 10.50	12	1,387,999	0.4	10.21	83.0	550
10.51 – 11.00	8	1,134,279	0.3	10.73	89.0	561
11.01 – 11.50	2	175,661	0.0	11.29	81.8	536
12.01 >=	1	47,986	0.0	12.04	80.0	577
Total	1,639	374,441,960	100.0	7.58	80.1	653

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance ($)	Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
401 - 425 426-450 451 -475 476 - 500 501 - 525 526 - 550 551 - 575 576 - 600 601 - 625 626 - 650 651 - 675 676 - 700 701 - 725 726 - 750 751 - 775 776 - 800	2 1 3 5 21 23 14 40 350 404 388 219 105 42 19 3	617,761 279,910 515,387 792,509 2,953,716 2,728,182 2,288,918 7,170,539 67,579,956 95,897,912 92,705,592 55,140,893 29,148,438 11,845,583 3,838,463 938,202	0.2 0.1 0.1 0.2 0.8 0.7 0.6 1.9 18.0 25.6 24.8 14.7 7.8 3.2 1.0 0.3	9.06 7.50 7.46 7.64 8.59 9.42 8.54 8.26 7.71 7.57 7.45 7.41 7.56 7.63 7.22 8.20	79.3 80.0 79.9 80.0 79.7 82.7 83.6 81.8 80.2 80.2 80.0 79.8 80.0 80.0 80.2 80.0	421 436 463 491 514 540 557 593 613 639 662 687 711 738 762 780
Total:	1,639	374,441,960	100.0	7.58	80.1	653
Max: 789 Min: 414 Wgt Avg: 653

		Total			WA
Scheduled Balance	No of Loans	Scheduled Balance($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
<= 50,000	1	47,986	0.0	12.04	80.0	577
50,001 - 100,000	189	15,369,220	4.1	8.24	80.7	629
100,001 - 150,000	379	47,278,790	12.6	7.84	80.2	641
150,001 - 200,000	306	53,386,511	14.3	7.72	80.0	650
200,001 - 250,000	210	46,928,827	12.5	7.58	80.3	652
250,001 - 300,000	147	40,621,593	10.8	7.42	80.3	656
300,001 - 350,000	129	41,721,964	11.1	7.39	80.1	655
350,001 -400,000	98	36,706,073	9.8	7.42	80.0	652
400,001 -450,000	63	26,670,936	7.1	7.49	80.3	662
450,001 - 500,000	41	19,398,257	5.2	7.31	79.9	668
500,001 - 550,000	24	12,637,806	3.4	7.78	80.0	650
550,001 - 600,000	30	17,309,460	4.6	7.62	79.9	656
600,001 - 650,000	7	4,394,512	1.2	7.58	80.0	672
650,001 - 700,000	5	3,353,401	0.9	6.99	80.0	661
700,001 - 750,000	2	1,464,227	0.4	8.15	80.0	681
750,001 - 800,000	2	1,579,430	0.4	7.64	80.0	688
850,001 - 900,000	2	1,763,323	0.5	7.22	80.0	678
900,001 - 950,000	1	939,826	0.3	6.98	80.0	735
950,001 - 1,000,000	3	2,869,819	0.8	7.08	76.4	706
Total:	1,639	374,441,960	100.0	7.58	80.1	653
Max: 959,704.38
Min: 47,986.37
Avg: 228,457.57

		Total			WA
Original LTV (%) *	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
55.1 - 60.0	1	169,948	0.0	7.50	56.7	660
60.1 - 65.0	1	122,731	0.0	7.60	63.0	637
65.1 - 70.0	2	1,549,336	0.4	6.78	68.5	655
70.1 - 75.0	16	3,370,461	0.9	7.59	74.6	586
75.1 - 80.0	1,552	356,906,750	95.3	7.54	80.0	656
80.1 - 85.0	29	5,173,439	1.4	8.84	84.6	595
85.1 - 90.0	31	5,548,574	1.5	8.75	89.5	607
90.1 - 95.0	7	1,600,720	0.4	9.49	95.0	615
Total:	1,639	374,441,960	100.0	7.58	80.1	653
Max: 95.0
Min: 56.7
Wgt Avg: 80.1

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA
					OLTV* NZWA
					% FICO
0.00	374	83,801,565	22.4	7.87	80.1 654
0.50	3	467,738	0.1	8.33	78.5 552
1.00	73	22,431,131	6.0	7.83	80.3 658
2.00	914	215,044,952	57.4	7.46	80.1 653
2.50	9	1,626,060	0.4	7.69	80.0 663
3.00	266	51,070,513	13.6	7.50	80.2 652
Total:	1,639	374,441,960	100.0	7.58	80.1 653

		Total	%		WA
Documentation Type	No. of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* NZ WA % FICO
Full	998	218,368,878	58.3	7.37	80.1 639
Reduced	436	105,754,733	28.2	7.91	80.2 672
Stated income/Stated Assets	173	42,244,364	11.3	7.90	80.1 673
No Income /No Assets	32	8,073,985	2.2	7.39	80.0 679
Total:	1,639	374,441,960	100.0	7.58	80.1 653

		Total	%		WA
Occupancy Status	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* NZWA. % FICO
Primary	1,621	371,423,666	99.2	7.57	80.1 653
Second Home	4	682,985	0.2	8.67	80.9 730
Investor	14	2,335,309	06	8.65	86.9 624
Total:	1,639	374,441,960	100.0	7.58	80.1 653

		Total	%		WA
State	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* NZWA % FICO
California	365	133,159,897	35.6	1.36	80.1 657
Florida	141	36,067,709	9.6	7.74	79.8 662
Texas	210	29,311,206	7.8	7.88	80.4 635
Arizona	101	20,357,283	5.4	7.55	79.8 655
Illinois	84	17,430,270	4.7	7.87	80.1 657
Nevada	51	11,772,233	3.1	7.32	80.2 669
Georgia	57	9,684,802	2.6	8.04	80.8 629
New York	23	8,952,136	2.4	7.61	79.8 671
Maryland	32	8,360,489	2.2	7.42	80.3 657
Utah	44	7,940,149	2.1	7.51	80.0 655
New Jersey	24	7,399,739	2.0	1.67	79.7 661
Minnesota	37	7,194,372	1.9	7.69	81.0 657
North Carolina	42	6,083,978	1.6	7.88	80.4 635
Pennsylvania	39	6,080,091	1.6	1.36	80.1 655
Colorado	33	5,382,286	1.4	7.52	80.2 651
Other	356	59,265,321	15.8	7.71	80.2 645
Total:	1,639	374,441,960	100.0	7.58	80.1 653

		Total	%		WA
Purpose:	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* NZWA % FICO
Purchase	1,311	293,710,875	78.4	7.63	80.2 653
Refinance - Rate Term	46	8,774,898	2.3	7.54	80.5 644
Refinance - Cashout	282	71,956,186	19.2	7.40	79.7 655
Total:	1,639	374,441,960	100.0	7.58	80.1 653

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO

Arm 10/20	2	911,729	0.2	6.67	80.0	652
Arm 2/28	685	146,477,404	39.1	7.60	80.1	651
Arm 2/28 - Balloon 40/30	267	61,019,186	16.3	7.69	80.2	655
Arm 2/28 - Balloon 45/30	2	512,772	0.1	7.48	77.9	561
Arm 2/28 - Balloon 50/30	352	100,476,751	26.8	7.55	80.2	657
Arm 2/28 - Dual 40/30	1	105,001	0.0	6.95	79.5	463
Arm 3/27	41	9,253,671	2.5	7.49	80.1	655
Arm 3/27 - Balloon 40/30	13	3,137,455	0.8	7.52	80.0	640
Arm 3/27 -Balloon 45/30	8	1,244,443	0.3	7.54	76.6	514
Arm 3/27 -Balloon 50/30	10	2,173,433	0.6	7.59	80.0	693
Arm 5/25	39	10,972,676	2.9	6.94	80.0	664
Arm 5/25-Balloon 40/30	3	460,193	0.1	7.65	80.0	699
Arm 5/25 - Balloon 50/30	2	437,469	0.1	7.08	80.0	666
Arm 6 Month	1	883,701	0.2	6.76	80.0	692
Fixed Balloon 30/15	1	81,496	0.0	8.25	80.0	673
Fixed Balloon 40/30	32	6,216,806	1.7	7.70	79.7	663
Fixed Balloon 45/30	4	598,167	0.2	7.93	80.0	501
Fixed Balloon 50/30	11	1,992,053	0.5	7.96	81.6	628
Fixed Rate	165	27,487,555	7.3	7.66	80.0	654
Total:	1,639	374,441,960	100.0	7.58	80.1	653

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	1,254	285,551,406	76.3	7.55	80.1	654
PUD	208	46,020,852	12.3	7.75	80.3	644
Condo	109	23,748,265	6.3	7.58	80.2	660
2 Family	61	17,415,980	4.7	7.65	80.1	662
3-4Famly	7	1,705,456	0.5	7.87	80.0	663
Total:	1,639	374,441,960	100.0	7.58	80.1	653

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 – 4.00	80	24,625,694	7.3	6.86	80.0	681
4.01 – 4.50	73	18,050,279	5.3	6.60	80.0	667
4.51 – 5.00	164	39,204,453	11.6	7.15	80.0	659
5.01 – 5.50	207	43,007,024	12.7	7.55	80.0	649
5.51 – 6.00	717	177,392,571	52.5	7.71	80.2	653
6.01 – 6.50	117	23,809,481	7.0	8.09	80.1	642
6.51 – 7.00	51	9,491,566	2.8	8.75	81.5	611
7.01 – 7.50	11	1,914,827	0.6	8.95	81.0	597
7.51 – 8.00	5	431,754	0.1	9.31	82.7	535
8.01 – 8.50	1	138,235	0.0	9.25	75.0	504
Total	1,426	338,065,884	100.0	7.57	80.1	654
Max: 8.25
Min: 1.50
Wgt Avg: 5.49

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Months to Rate Reset
1 - 3	1	883,701	0.3	6.76	80.0	692
4 - 6	3	652,123	0.2	6.94	80.0	562
7 - 9	1	142,000	0.0	7.50	80.0	479
10 - 12	1	105,001	0.0	6.95	79.5	463
13 - 15	2	713,342	0.2	9.08	80.0	469
16 - 18	20	5,444,921	1.6	7.86	78.9	607
19 - 21	557	128,721,001	38.1	7.52	80.3	654
22 - 24	725	173,175,757	51.2	7.65	80.1	655
25 - 27	3	501,340	0.1	7.23	77.3	510
28 - 30	6	1,114,353	0.3	7.58	75.8	560
31 - 33	31	6,865,315	2.0	7.41	80.3	653
34 - 36	30	6,964,963	2.1	7.63	80.1	670
37>=	46	12,782,067	3.8	6.95	80.0	664
Total:	1,426	338,065,884	100.0	7.57	80.1	653
Max: 118 Min: 3 Wgt Avg: 24

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	NZWA
Maximum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
9.51 - 11.50	1	147,975	0.0	7.25	80.0	671
11.51 - 12.00	18	5,357,759	1.6	5.98	80.0	684
12.01 - 12.50	64	18,542,131	5.5	6.36	79.9	660
12.51 - 13.00	214	58,934,115	17.4	6.85	79.9	660
13.01 - 13.50	326	80,027,791	23.7	7.30	79.9	648
13.51 - 14.00	367	82,068,128	24.3	7.73	79.8	654
14.01 - 14.50	219	48,761,507	14.4	8.14	80.3	657
14.51 - 15.00	136	30,446,225	9.0	8.55	80.6	654
15.01 - 15.50	39	8,309,354	2.5	8.94	82.4	637
15.51 - 16.00	19	2,233,728	0.7	9.67	84.5	596
16.01 - 16.50	12	1,785,692	0.5	9.74	83.1	582
16.51 - 17.00	6	590,597	0.2	10.59	88.6	551
17.01 - 17.50	3	409,145	0.1	10.61	86.5	580
17.51 - 18.00	1	403,750	0.1	10.65	95.0	591
18.01 >=	1	47,986	0.0	12.04	80.0	577
Total:	1,426	338,065,884	100.0	7.57	80.1	653
Max: 18.04
Min: 11.25 Wgt Avg: 13.62

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	NZWA
Minimum Rate (%)	Loans	Balance ($)	Balance	%	%	FICO
<=4.50	20	6,139,274	1.8	6.24	80.0	678
4.51 - 5.00	33	8,478,785	2.5	6.93	80.0	659
5.01 - 5.50	85	16,533,507	4.9	7.34	79.9	657
5.51 - 6.00	101	20,144,677	6.0	7.48	80.0	663
6.01 - 6.50	94	22,300,033	6.6	7.10	79.9	659
6.51 - 7.00	213	57,022,608	16.9	6.99	79.7	659
7.01 - 7.50	277	71,053,367	21.0	7.30	79.9	648
7.51 - 8.00	294	69,597,745	20.6	7.77	80.0	654
8.01 - 8.50	156	37,107,244	11.0	8.24	80.6	654
8.51 - 9.00	91	20,041,817	5.9	8.75	80.8	648
9.01 - 9.50	27	5,386,616	1.6	9.26	83.4	633
9.51 - 10.00	18	2,055,452	0.6	9.79	85.3	584
10.01 - 10.50	9	1,136,957	0.3	10.21	84.1	545
10.51 - 11.00	5	844,156	0.2	10.74	92.1	572
11.01 - 11.50	2	175,661	0.1	11.29	81.8	536
11.51 >=	1	47,986	0.0	12.04	80.0	577
Total:	1,426	338,065,884	100.0	7.57	80.1	653
Max: 12.04
Min: 3.80 Wgt Avg: 7.20

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

		Total	%		WA
Initial Periodic Cap (%)	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
1.00	535	140,575,582	41.6	7.69	80.3	652
1.50	2	591,880	0.2	7.71	80.0	682
2.00	3	736,995	0.2	7.27	79.9	608
3.00	885	195,943,355	58.0	7.48	80.0	655
5.00	1	218,072	0.1	8.13	80.0	638
Total:	1,426	338,065,884	100.0	7.57	80.1	653
Wgt Avg: 2.16

Subsequent Periodic Cap CYO		No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00 1.50 2.00		1,418 5 3	335,660,984 1,274,905 1,129,994	99.3 0.4 0.3	7.57 7.47 8.48	80.1 80.0 80.0	654 610 637
Total:		1,426	338,065,884	100.0	7.57	80.1	653
Wgt Avg:	1.01

		Total	%		WA
Interest Only Period (Months)	No of Loans	Scheduled Balance ($)	Scheduled Balance	WAC %	OLTV* %	NZWA FICO
0	1,334	283,132,184	75.6	7.65	80.2	651
60	301	89,598,047	23.9	7.39	80.0	659
120	4	1,711,729	0.5	7.47	80.0	652
Total:	1,639	374,441,960	100.0	7.58	80.1	653